UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2011

State Bank Financial Corporation

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

000-54056	27-1744232
(Commission File Number)	(IRS Employer Identification No.)

415 East Paces Ferry Road, NE, Suite 200
Atlanta, Georgia	30305
(Address of principal executive offices)	(Zip Code)

(404) 475-6599

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.  Results of Operations and Financial Condition

On February 18, 2011, State Bank Financial Corporation, holding company for State Bank and Trust Company (the “Bank”), issued a press release announcing our unaudited financial results for the quarter and fiscal year ended December 31, 2010.  On February 22, 2011, we filed with the SEC a current report on Form 8-K dated February 18, 2011 and attached a copy of the press release as Exhibit 99.1.

We are filing this amendment to the February 18, 2011 current report on Form 8-K to note that the unaudited financial data in the February 18, 2011 press release has been superseded in its entirety by the financial data contained in our annual report on Form 10-K filed with the SEC on this date, including our audited consolidated financial statements contained in that report.  In particular, our audited net income for 2010 was $45.5 million instead of unaudited net income of $48.5 million as reported in the press release, and our net income for the fourth quarter of 2010 was $13.5 million rather than net income of $16.4 million as reported in the press release.  The revisions to our annual and fourth quarter 2010 results described above were primarily due to further review of the United Americas Bank acquisition described below during our year-end audit process.

On December 17, 2010, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver, to assume $224.7 million in liabilities and acquire approximately $252.8 in assets of United Americas Bank, N.A., a former full-service community bank headquartered in Atlanta, Georgia.  All of the loans and other real estate owned that were acquired (with the exception of consumer loans) are covered by loss share agreements between the Bank and the FDIC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE BANK FINANCIAL CORPORATION

Dated: March 31, 2011	By:	/s/ John S. Poelker
John S. Poelker
Chief Financial Officer